PDL BioPharma®

THIRD QUARTER 2013 FINANCIAL RESULTS CONFERENCE CALL

NOVEMBER 6, 2013







Forward Looking Statements

This presentation contains forward-looking statements, including PDL's expectations with respect to its future royalty revenues, expenses, net income, and cash provided by operating activities. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

- The expected rate of growth in royalty-bearing product sales by PDL's existing licensees;
- The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;
- The ability of PDL's licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
- The productivity of acquired income generating assets may not fulfill our revenue forecasts and, if secured by collateral, we may be undersecured and unable to recuperate our capital expenditures in the transaction;
- Changes in any of the assumptions on which PDL's projected revenues are based;
- Changes in foreign currency rates;
- Positive or negative results in PDL's attempt to acquire income generating assets;
- The outcome of pending litigation or disputes, including PDL's current dispute with Genentech related to ex-U.S. sales of Genentech licensed products; and
- The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this presentation are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this presentation are qualified in their entirety by this cautionary statement.

PDL BioPharma

GAZYVA™ (OBINUTUZUMAB)

- **On November 1, 2013, Genentech/Roche announced that Gazyva™ (obinutuzumab), formerly known as GA101, became the first therapy approved through the FDA's breakthrough therapy designation, indicated in combination with chlorambucil to treat previously untreated chronic lymphocytic leukemia (CLL).**
  - Much earlier than PDUFA date of December 20, 2013.
  - Genentech/Roche expect Gazyva to be on the market in the U.S. by mid-November.
  - On May 15, 2013, Genentech/Roche announced approval applications for the treatment of chronic lymphocytic leukemia (CLL) had been submitted to regulatory authorities including the European Medicines Association (EMA) and the FDA.
  - PDL to receive milestone payments of $500,000 each upon FDA and EMA approvals.
  - PDL expects to receive royalties from U.S. sales beginning in 1Q14.
- **On July 23, 2013, Genentech/Roche announced that results from planned interim analysis of Stage 2 of Phase 3 trial showed CLL patients treated with obinutuzumab + chlorambucil lived significantly longer without disease worsening (PFS) than patients receiving Rituxan + chlorambucil.**
  - While the differences in PFS will not be disclosed until ASH in early December 2013, Genentech/Roche stated that the endpoint was achieved sooner than the target date of 2014 because of the magnitude of the difference between the two arms in Stage 2.
  - Previously, Genentech/Roche announced that results from Stage 1 of a Phase 3 trial showed CLL patients treated with obinutuzumab + chlorambucil had a progression free survival (PFS) of 23 months compared to 10.9 months for patients treated with chlorambucil only.

Significant Progress

- Signed four separate transactions in recent weeks
- Transactions demonstrate variety of transaction types PDL is capable of
- PDL is attracting top quality assets
- Goal: To be the financial partner of choice to leading life science companies and other institutions seeking to access non-dilutive capital by monetizing their royalty assets.
- Actively seeking to expand portfolio

Four New Transactions

Debt Financing	Debt Financing
DIRECT FLOW MEDICAL, INC.	DURATA THERAPEUTICS
$50,000,000 November 2013	$70,000,000 October 2013

Royalty Acquisition	Debt Financing
Depomed	LENSAR
$240,500,000 October 2013	$60,000,000 October 2013

Transaction Scorecard

# of Deals to Date	9
Money Deployed by PDL in 2013	$368
Money Deployed by PDL to Date	$496
Deals Matured	1 (Merus Labs)

Update on Genentech / Roche Litigation

- Trial was to have commenced October 7, 2013.
- PDL and Genentech/Roche have mutually agreed to stay arbitration proceedings and to extend the deadline for responses in the Nevada litigation to allow time to determine if a settlement of the arbitration and Nevada litigation is possible.
- If a settlement is unsuccessful, we expect that we would renew our litigation efforts.
- We will have no further comment on this matter.

Third Quarter 2013 Overview

(In thousands, except per share amounts)	Three Months Ended September 30, 2013	Three Months Ended September 30, 2012	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
Revenues	$ 97,314	$ 85,231	$ 332,778	$ 288,479
G&A expenses	7,925	5,647	21,894	17,737
Operating income	89,389	79,584	310,884	270,742
Interest and other income, net	2,917	1,867	11,718	2,385
Interest expense	(6,118)	(6,514)	(18,169)	(23,087)
Income before income taxes	86,188	74,937	304,433	250,040
Income tax expense	29,963	26,362	100,995	87,779
Net income	$ 56,225	$ 48,575	$ 203,438	$ 162,261
Net income per share - Basic	$ 0.40	$ 0.35	$ 1.45	$ 1.16
Net income per share - Diluted	$ 0.36	$ 0.32	$ 1.31	$ 1.08

	September 30, 2013	December 31, 2012
Cash, cash equivalents and investments	$ 326,458	$ 148,689
Total notes receivable	$ 90,815	$ 93,208
Total assets	$ 429,672	$ 279,966
Total convertible notes payable	$ 318,081	$ 309,952
Total stockholders' equity (deficit)	$ 52,887	$ (68,122)

PDL BioPharma

QUESTION AND ANSWER SESSION

